For Immediate Release                                                                                                                                                                                                                               EXHIBIT 99.1

WSI Industries Reports Third Quarter Financial Results

June 23, 2015—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2015 third quarter ending May 31, 2015 of $12,368,000 versus the prior year amount of $10,702,000 or an increase of 16% over the prior year quarter. Year-to-date sales for the nine months ended May 31, 2015 totaled $34,204,000, an increase of 9% versus $31,385,000 in the prior year.

The Company also reported net income of $409,000 or $.14 per diluted share for the fiscal 2015 third quarter compared to $321,000 or $.11 per diluted share in the prior year third quarter or an increase of 27%. Included in the fiscal 2015 third quarter net income was an income tax benefit related to research and development tax credits of $113,000. Year-to-date income was $1,031,000 or $.35 per diluted share versus $924,000 or $.31 per diluted share in the prior year or an increase of 12%.

Benjamin Rashleger, president and chief executive officer, commented: “We are pleased to report that our fiscal 2015 third quarter provided both top line sales and bottom line net income growth over the prior year quarter. Our results continue to be driven by our recreational vehicle powersports business which experienced another quarter of year over year growth with revenues expanding by 24%. Our aerospace and other market segments also experienced a sales increase with revenues growing by 17% over the prior year’s quarter.” Rashleger continued: “Our energy business continued to soften with sales down quarterly year over year. With the price of oil remaining at unusually low levels, our customers continue to see a very weak demand for their products, which in turn eliminates their need to outsource their manufacturing requirements. This sales decrease created underutilized capacity which contributed to a lower gross margin level than the prior year quarter. The lack of energy business will continue to negatively impact our sales, capital utilization, and margins, and it will continue to do so until the energy market has stabilized and investment returns.” Rashleger concluded: “These industry cycles further reinforce our priority of expanding our business development efforts, with an intentional focus on diversification into other industries and customers. We are pleased with the level and quality of our quoting activity, and our optimism for our future business and potential remains high.”

The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share. The dividend will be payable July 21, 2015 to holders of record on July 7, 2015.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational vehicles, small engines, bioscience and the defense markets.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO)

763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

In thousands, except per share amounts

	Third quarter ended		Three quarters ended
	May 31,	May 25,	May 31,	May 25,
	2015	2014	2015	2014
Net Sales	$12,368	$10,702	$34,204	$31,385
Cost of products sold	11,105	9,221	30,218	27,302
Gross margin	1,263	1,481	3,986	4,083

Selling and administrative expense	727	883	2,340	2,329
Interest and other income	(2)	(2)	(4)	(4)
Interest and other expense	89	98	259	314
Profit from operations before income taxes	449	502	1391	1444
Income taxes	40	181	360	520
Net earnings	$409	$321	$1,031	$924

Basic income per share	$0.14	$0.11	$0.35	$0.32

Diluted income per share	$0.14	$0.11	$0.35	$0.31

Weighted average number of common shares	2,912	2,903	2,909	2,898

Weighted average number of diluted shares	2,964	2,979	2,961	2,961

CONDENSED BALANCE SHEETS (Unaudited)

In thousands

	May 31,	May 25,
	2015	2014
Assets:
Total Current Assets	$13,696	$12,405
Property, Plant, and Equipment, net	13,342	13,802
Intangible Assets	2,380	2,384
Total Assets	$29,418	$28,591

Liabilities and Shareholders' Equity:
Total current liabilities	$4,750	$4,981
Long-term debt	8,723	8,917
Deferred tax liabilities	1,960	1,826
Shareholders' equity	13,985	12,867
Total Liabilities and Shareholders' Equity	$29,418	$28,591

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

In thousands

	First nine months ended
	May 31,	May 25,
	2015	2014

Cash flows from operating activities (1)	$1,882	$3,614
Cash used in investing activities	(127)	(190)
Cash used in financing activities	(1,626)	(1,791)
Net increase in cash and cash equivalents	129	1,633

Cash and cash equivalents at beginning of period	3,233	1,906

Cash and cash equivalents at end of period	$3,362	$3,539

(1)

Cash flows from operating activities includes non-cash adjustments for depreciation, deferred taxes and stock option compensation expense of $1,642 and $2,382 at May 31, 2015 and May 25, 2014, respectively.